Free Writing Prospectus (To the Prospectus dated September 12, 2008 and the Prospectus Supplement dated September 21, 2009)	Filed Pursuant to Rule 433 Registration Statement No. 333-152854

LINCOLN EDUCATIONAL SERVICES CORPORATION
ANNOUNCES PUBLIC EQUITY OFFERING BY A SELLING STOCKHOLDER
AND UPDATES THIRD QUARTER GUIDANCE

West Orange, New Jersey, September 21, 2009 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today announced a public offering of 4,000,000 shares of its common stock to be sold by a selling stockholder.  The selling stockholder has granted the underwriters an option to purchase up to an additional 600,000 shares.  Lincoln will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

The offering will be made under a shelf registration statement filed with the Securities and Exchange Commission.  Barclays Capital Inc. and Credit Suisse Securities (USA) LLC will be the joint book-running managers.  Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp., Barrington Research Associates, Inc., Oppenheimer & Co. Inc. and Signal Hill Capital Group LLC will be the co-managers of the offering.

Lincoln also announced today that, based on third quarter starts to date, it expects to exceed its previously issued revenue and diluted EPS guidance for the third quarter of 2009, which was revenue in the range of $134.0 million to $138.0 million and diluted EPS in the range of $0.34 to $0.36, and expects to enter the fourth quarter of 2009 with approximately 9,000 more students (or approximately 5,600 more students on a same school basis) than it had at the beginning of the fourth quarter of 2008.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 43 campuses in 17 states under eleven brands:  Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, Connecticut Culinary Institute, Americare School of Nursing, Baran Institute of Technology, Engine City Technical Institute, Briarwood College and Clemens College.  Lincoln had a combined average enrollment of approximately 26,035 students as of June 30, 2009.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2008 and in Lincoln’s other filings with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and

Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Lincoln has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Lincoln has filed with the SEC for more complete information about Lincoln and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, copies of the prospectus and the related preliminary prospectus supplement can be obtained from Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, Barclaysprospectus@broadridge.com Toll Free: 1 (888) 603-5847 and Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York  10010, (800) 221-1037.